For Immediate Release

Contacts:
Peerless Systems Corporation:
William R. Neil
Chief Financial Officer and Acting Chief Executive Officer
(310) 536-0908 ex 3146

Peerless Systems Announces Fiscal First Quarter Results

EL SEGUNDO, Calif., June 4, 2009 — Peerless Systems Corporation (Nasdaq: PRLS), a licensor of imaging and networking technologies to the digital document market, today reported financial results for its 2010 first fiscal quarter ended April 30, 2009.

First quarter revenue was $0.9 million, versus $3.2 million in the first quarter a year ago.  This year’s first quarter engineering services revenues were $0.2 million, compared to last year’s first quarter engineering services revenues of $2.5 million.  The decline was attributable to the $2.3 million of services revenue from Kyocera Mita Corporation (“KMC”) included in the first quarter of last year, which ended with the sale of assets to KMC on April 30, 2008.  The first quarter product licensing revenues were $0.7 million, which were comparable to the first quarter of fiscal 2009.

During the first quarter of fiscal 2010, the Company amended a third party license agreement that resulted in a $2.6 million reduction in product licensing costs.  Last year, as a result of the KMC sale, the Company recorded a $2.4 million increase in product licensing costs associated with a KMC block license that was recognized in the fourth quarter of fiscal 2008, but modified upon the closing of the KMC transaction on April 30, 2008.  Excluding the impact of these two large transactions, this year’s first quarter gross margin as a percent of revenues was 60.3% versus last year’s first quarter 47.7%.  The improvement is attributable to higher margins on maintenance and support efforts this fiscal year.

First quarter operating expenses for fiscal 2010 have been substantially reduced as a result of the restructuring that took place after the KMC sale.  There were no research and development expenses.   Sales and marketing expenses were $0.2 million or 22.8% of revenues, versus $0.7 million or 20.8% of revenue in first quarter of fiscal 2009.  General and administrative expenses were $0.6 million or 62.6% of revenue compared to $3.6 million or 112.1% of revenue in the first quarter of 2009.  Last year’s general and administrative expenses were impacted by the costs associated with the KMC transaction and acquisition diligence efforts.

Peerless reported a net income of $1.5 million, or $0.09 per basic and diluted share, versus net income of $15.4 million, or $0.87 per basic share and $0.84 per diluted share in the first quarter of fiscal 2009.  Last year’s first quarter included a $32.9 million gain resulting from the KMC sale.

Peerless had cash and cash equivalents of $42.3 million at April 30, 2009, compared with $44.7 million at January 31, 2009, the end of the previous fiscal quarter.  The decline in cash and cash equivalents from the last quarter was primarily due to the investment in marketable securities, the share repurchase program and the payment of prior period licensing costs.  During the first quarter of 2010, the Company had purchased 235,053 shares of its common stock for $422,792, under its stock repurchase plan.   Also during the first quarter, the Company acquired 400,000 shares of Highbury Financial, Inc. common stock for $865,020.

Management Commentary

William Neil, Chief Financial Officer and Acting Chief Executive Officer, said, “The first quarter operating performance reflects the impact of the downsizing of our organization.  Compared to April 30, 2008, we have reduced staffing costs approximately 74% and facility costs by approximately 95%.  As stated previously we continue to look for additional ways to reduce our operating expenses while meeting the requirements of our customers and the obligations of a public company.”

Early Release of Escrow Funds by KMC

In connection with the KMC sale, $4 million of consideration was held in escrow after the closing and $2 million was scheduled to be released at the end of  July 2009 and April 2010.  On May 29, 2009, entered into an agreement with KMC to, among other things, release the escrow funds.  The Company received approximately $3.86 million and $0.2 million was paid to KMC as a discount for the early release.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to KMC.  Peerless retains the rights to continue licensing these technologies to customers in the digital document markets.  Peerless intends to use its cash on hand to explore investment opportunities that it believes will enhance stockholder value.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s current licensing business and the effects of the Company’s downsizing. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

- Financial table follows -

PEERLESS SYSTEMS CORPORATION
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2009		2008

Revenues:
Product licensing	$736	82.1%	$749	23.2%
Engineering services and maintenance	160	17.9%	2,485	76.8%
Total revenues	896	100.0%	3,234	100.0%

Cost of revenues:
Product licensing	(2,360)	(263.4)%	2,696	83.4%
Engineering services and maintenance	80	8.9%	1,396	43.1%
Total cost of revenues	(2,280)	(254.5)%	4,092	126.5%
Gross margin	3,176	354.5%	(858)	(26.5)%

Operating expenses:
Research and development	-	-%	940	29.1%
Sales and marketing	204	22.8%	672	20.8%
General and administrative	561	62.6%	3,626	112.1%
(Gain) on sale of operating assets	-	-%	(32,915)	(1,017.8)%
Restructuring charges	-	-%	1,088	33.6%
	765		(26,589)	(822.1)%

Income from operations	2,411	269.1%	25,731	795.6%
Other income	115	12.4%	182	5.6%

Income before income taxes	2,526	281.9%	25,913	801.3%
Provision for income taxes	1,011	112.8%	10,556	326.4%

Net income	$1,515	157.8%	$15,357	474.9%

Basic earnings per share	$0.09		$0.87
Diluted earnings per share	$0.09		$0.84

Weighted average common shares outstanding — basic	16,917		17,639

Weighted average common shares outstanding — diluted	17,037		18,249